Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
1)Registration Statement (Form S-8 No. 333-87667) of City Holding Company pertaining to the 1993 Incentive Plan,
2)Registration Statement (Form S-8 No. 333-115282) of City Holding Company pertaining to the 2003 Incentive Plan, and
3)Registration Statement (Form S-8 No. 333-189055) of City Holding Company pertaining to the 2013 Incentive Plan,

of our report dated March 11, 2019, with respect to the consolidated financial statements of City Holding Company included in this Annual Report (Form 10-K) of City Holding Company for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Charleston, West Virginia
February 24, 2021